Exhibit 10.2

ALEXION PHARMACEUTICALS, INC.

STOCK OPTION AGREEMENT FOR DIRECTORS

AGREEMENT, made as of the              day of                     , 200     by and between Alexion Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and                                          (the “Optionee”).

W I T N E S S E T H:

WHEREAS, pursuant to the Alexion Pharmaceuticals, Inc. 2004 Incentive Plan (the “Plan”), the Company desires to grant to the Optionee, and the Optionee desires to accept, an option to purchase shares of common stock, $.0001 par value, of the Company (the “Common Stock”) upon the terms and conditions set forth in this Agreement and the Plan.

NOW, THEREFORE, the parties hereto agree as follows:

1. Grant. The Company hereby grants to the Optionee an option (the “Option”) to purchase                      shares of Common Stock, at a purchase price per share of $                    . This Option is not intended to be treated as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

2. Restrictions on Exercisability. Except as otherwise provided below or in the Plan, this Option shall become exercisable as follows:                                         . If any event constituting a “Change in Control” (as defined in the Plan) of the Company shall occur, this Option shall immediately become exercisable.

3. Term. Unless sooner terminated, this Option will expire if and to the extent it is not exercised within ten years from the date hereof.

4. Exercise and Payment. The Optionee may exercise this Option by giving written notice to the Company of such exercise of the number of shares of Common Stock that the Optionee has elected to acquire. The Option exercise price shall be payable in cash or check or by such other methods and in accordance with such procedures as may be authorized or permitted by the Committee (as defined in the Plan) from time to time.

5. Rights as a Stockholder. No shares of Common Stock shall be sold or delivered hereunder until full payment for such shares has been made. The Optionee shall have no rights as a stockholder with respect to any shares covered by this Option until a stock certificate for such shares is issued to the Optionee. Except as otherwise provided herein or the Plan, no adjustment shall be made for dividends or distributions of other rights for which the record date is prior to the date such stock certificate is issued.

6. Nontransferability. This Option is not assignable or transferable, except by will or the laws of descent and distribution and during the Optionee’s lifetime may be exercised only by the Optionee. Notwithstanding the preceding sentence, the Committee may, in its sole discretion, permit the Optionee to transfer this Option, in whole or in part, to such persons and/or entities as are approved by the Committee from time to time.

7. Termination of Service; Death. Except as provided below, in the event that the Optionee shall cease to be a director of the Company for any reason, the Optionee may exercise this Option, but only to the extent this Option is exercisable at the time the Optionee ceases to be a director of the Company, within six months after the date the Optionee ceases to be a director of the Company. In the event that the Optionee shall cease to be a director of the Company due to death, the Optionee’s beneficiary may exercise this Option, but only to the extent this Option is exercisable at the time of the Optionee’s death, within twelve months after the date of death. Notwithstanding the foregoing, this Option shall continue to be exercisable for up to five years following the Optionee’s cessation of service as a director of the Company, if the Optionee leaves the Board of Directors in good standing, as determined by the Board, and after serving a minimum of five consecutive full years as a director of the Company, but only to the extent this Option is exercisable at the time the Optionee ceases to be a director of the Company. Nothing in this Section shall permit the exercise of this Option following the expiration of its term.

8. Regulatory Compliance and Listing and Securities Restrictions. This Option shall not be exercisable for such period as may be required to comply with the Federal securities laws, state “blue sky” laws, an applicable listing requirement of any applicable securities exchange and any other law or regulation applicable to the exercise of this Option, and the Company shall not be obligated to issue or deliver shares of Common Stock hereunder if the issuance or delivery of such shares would constitute a violation of any law or any regulation of any governmental authority or applicable securities exchange.

9. Continuance as a Director. Nothing in this Agreement shall be deemed to create any obligation on the part of the Board to nominate the Optionee for reelection by the Company’s stockholders or give the Optionee any right to continue to serve as a director of the Company or interfere with the right of the Company or the Board to terminate the employment or service of the Optionee.

10. Provisions of the Plan. The provisions of the Plan shall govern if and to the extent that there are inconsistencies between those provisions and the provisions hereof. The Optionee acknowledges that the Optionee has received a copy of the Plan prior to the execution of this Agreement.

11. Miscellaneous. This Agreement shall be binding upon, and shall inure to the benefit of the parties hereto, and their respective successors and permitted assigns. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of law. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and, except as otherwise provided in the Plan, may not be modified other than by written instrument executed by the parties hereto.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

ALEXION PHARMACEUTICALS, INC.

By:
Name:
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